Exhibit 4.10
Execution copy

TRADEMARK LICENSE AGREEMENT

by and between

CHINA SOUTHERN AIRLINES COMPANY LIMITED

and

SOUTHERN AIRLINES (GROUP)

May 22, 1997

TABLE OF CONTENTS

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (this "Agreement") is entered into on May 22, 1997 in Guangzhou Municipality, Guangdong Province, the People's Republic of China, by and between China Southern Airlines Company Limited, a company limited by shares organized and existing under the laws of the People's Republic of China (the "Licensee"), with its legal address at Guangzhou Baiyun International Airport, Guangzhou Municipality, Guangdong province, the People's Republic of China, and Southern Airlines (Group), a state-owned enterprise organized and existing under the laws of the People's Republic of China (the "Licensor"), with its legal address at Guangzhou Baiyun International Airport, Guangzhou Municipality, Guangdong Province, the People's Republic of China (the "PRC").

PRELIMINARY STATEMENT

WHEREAS, the Licensee and Licensor were established through the restructuring of China Southern Airlines (Group) Company; upon which restructuring, the Licensee becomes a wholly-owned subsidiary of the Licensor;

WHEREAS, the Licensee and the Licensor entered into a Demerger Agreement dated March 25, 1995 (the "Demerger Agreement");

WHEREAS, in the Demerger Agreement, the Licensor has agreed to enter into a trademark license contract with the Licensee to permit the Licensee to use the Licensed Marks (as defined in Article 1.1 (d)); and

WHEREAS, the Licensee desires to obtain, and the Licensor is willing to grant, such license on the terms and conditions set forth herein.

NOW AND THEREFORE, the Parties hereto hereby agree as follows:

ARTICLE 1.   DEFINITIONS

Article 1.1.   Definitions.  Unless the context of this Agreement otherwise requires, the following terms shall have the meanings set forth below:

(a)           "Affiliated Person" means any subsidiary in which the Licensor or the Licensee has an equity interest.

(b)           "Airline Services" means the airline passenger, air cargo, air mail, other air services and any other services reasonably incidental thereto provided by the Licensee or its Affiliated Persons in any part of the world (including Taiwan, Hong Kong and Macao in the PRC and the rest of the PRC's territory) (“Licensed Areas”), as well as any business operation related to any of the above services or other activities.

(c)           “Relevant Activities” means any supplemental business activities conducted by the Licensee or its Affiliated Persons for the reasonable promotion of Airline Services.

(d)           “Licensed Marks” means the service mark depicting red kapok against a blue background as shown in Annex 1 hereto.

ARTICLE 2.   GRANT OF LICENSE

Article 2.1.   License.  The Licensor hereby grants to the Licensee a royalty-free exclusive license to permit the Licensee to use, upon the terms and conditions set forth herein, the Licensed Marks in connection with the Airline Services and Relevant Activities in the Licensed Areas.

Notwithstanding the foregoing, the Licensor retains the rights to use the Licensed Marks in connection with its own business, and to permit any Affiliated Person of the Licensor to use the Licensed Marks in accordance with such terms and conditions as the Licensor may deem appropriate in connection with any other business or activity that does not compete, directly or indirectly, with the Airline Services and relevant services provided at any time by the Licensee or its Affiliated Persons.

Article 2.2.   Right to Sublicense.  The Licensee shall not, without the prior written consent of the Licensor, sublicense, transfer or dispose of the Licensed Marks to any third party. Notwithstanding the foregoing, the Licensee may sublicense, without the consent of the Licensor, its Affiliated Persons to use the Licensed Marks in connection with the Airline Services and Relevant Activities; provided, however, that (a) the rights of any sublicensed Affiliated Person shall not exceed the Licensee’s rights under this Agreement, and the obligations and liabilities assumed by such Affiliated Person shall be identical in all material respects to those of the Licensee under this Agreement; (b) the Licensee shall promptly provide the Licensor with a true copy of such sublicense agreement, as executed; and (c) the Licensor shall have the right to require that the Licensee terminate any sublicense, immediately upon written notice to the Licensee, if this Agreement is terminated, or the sublicensed Affiliated Person fails to comply in all material respects with the terms of this Agreement or the sublicense agreement or any law or governmental regulations applicable to the use of the Licensed Marks in the conduct of its business, and the Licensee shall terminate the applicable sublicense.

Article 2.3.   Recognized Rights.  The Licensor hereby recognize that the Licensee shall have the full right during the term of this Agreement to use the Chinese and English names of “China Southern”, “China Southern Airlines” and similar names in connection with the Airline Services and Relevant Activities in the Licensed Areas.

Article 2.4.   Waiver.  The Licensor hereby waive any claim which the Licensor may have as a result of the use of the Licensed Marked and the names described in Article 2.3 above by the Licensee during the period from March 25, 1995 to the date hereof.

ARTICLE 3.    ASSURANCES AND UNDERTAKINGS

Article 3.1.   Representations and Warranties.  Each of the Licensor and the Licensee represents and warrants that:

(a)           It is a duly organized and validly existing legal person under the laws of the PRC.

(b)           A true and correct copy of its business license is attached hereto as Annex 2 (in the case of the Licensor) and as Annex 3 (in the case of the Licensee).

(c)           It has full power and authority to enter into this Agreement and to perform its obligations hereunder.

(d)           Its representations, whose signature is affixed hereto, has been fully authorized to sign this Agreement.

(e)           Upon the signature by each of the Parties hereto, this Agreement shall constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Article 3.2.   Licensor Warranty.  The Licensor warrants to the Licensee that, as of the date hereof, the Licensor has the right to license the Licensed Marks to the Licensee, and that there are no conflicting claims to, or registrations by any third party of, the Licensed Marks in the Licensed Areas.

Article 3.3.   Licensor Agreement to Maintain and Register Marks; Abandonment.  The Licensor shall maintain and renew all registrations for the Licensed Marks. Upon written notice form the Licensee to the Licensor that the Licensee proposes to provide Airline Services or engage in Relevant Activities in any country or jurisdiction in which the Licensed Marks are not registered with the applicable governmental authorities by the Licensor or the Licensor has not otherwise acquired the right to use the Licensed Marks, the Licensor shall promptly take all steps as are reasonably necessary and will use its best efforts, at the expense of the Licensee, to register the Licensed Marks or to acquire such right. The Licensee shall cooperate with the Licensor.

If the Licensor intends to abandon any of the Licensed Marks, the Licensor shall give the Licensee sixty days written notice thereof.

Article 3.4.   No Sale or Assignment; No Rights to Register.  Nothing herein shall be deemed, intended or implied to constitute a sale or assignment of the Licensed Marks to the Licensee, and no rights are conveyed hereunder to the Licensee except the rights to use the Licensed Marks and to sublicense the Licensed Marks under the terms of this Agreement. The Licensee recognizes the Licensor’s exclusive rights to the Licensed Marks (including without limitation the ownership thereof and the rights to apply for registration and to renew the registration with respect thereto and any other rights related thereto) and, to the fullest extent permitted by applicable law, agrees that it will at no time question the validity of such rights.

In the event that the Licensee shall, by virtue of this Agreement, acquire under the laws of any applicable country or jurisdiction any rights with respect to the Licensed Marks or if, for any other reason, any court, arbitral panel or governmental agency of any country or jurisdiction determines that the Licensee is the owner of any Licensed Mark or may become such owner through appropriate registration (whether as the sole owner or co-owner of such Licensed Mark), the Licensee shall transfer such rights to the Licensor without further consideration and subject to no further condition.

The Licensee shall have no right to apply for or to contest the registration or renewal of registration of any Licensed Mark or of any similar marks in any country or jurisdiction without the prior written consent of the Licensor.

If permitted by applicable laws and regulations and with the consent of the Licensor, the Licensee may register, at its own expense, with the appropriate governmental authority in any country or jurisdiction as an agent of the Licensee or registered user of any Licensed Mark, and may record or register this Agreement with such governmental authority. The Licensor shall cooperate with the Licensee in any such registration, including the execution of all documents necessary or useful to effect such registration.

Article 3.5.   Right to Enjoin.  The Licensor shall have the right to enjoin any action of the Licensee or any sublicensed Affiliated Person in conflict with this Agreement and to seek any other appropriate legal relief available to protect its rights to the Licensed Marks.

Article 3.6.   Assistance to Licensor.  The Licensee hereby agrees to provide to the Licensor and, at the request of the Licensor, to its Affiliated Persons, all reasonable assistance in protecting the Licensed Marks.

Article 3.7.   Further Assurances.  The Parties agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of them shall execute and deliver any further legal instruments and perform such acts that are or may become necessary to effectuate the purposes of this Agreement.

ARTICLE 4.   SUPERVISION AND QUALITY CONTROL

Article 4.1.   Maintenance of Quality Standards. The Licensee shall, when providing the Airline Services and engaging in Relevant Activities using the Licensed Marks, make sure that the quality of such Services and Activities conform to the standards achieved and established by the Licensor prior to the date of execution of the Demerger Agreement. The Licensee shall permit the Licensor to make reasonable inspections during normal business hours in order to confirm whether the Licensee has satisfied such quality standards. If the Licensor considers that the Licensee has failed to reach such standards, the Licensee shall promptly take such remedial measures as necessary or as the Licensor may reasonably recommend to correct any deviation from such standards. If the Licensee still fails to meet such standards, then the Licensor shall have the right to terminate this Agreement with immediate effect.

Article 4.2.   Compliance with Applicable Law.  The Licensee shall comply with all applicable laws and regulations and obtain all necessary governmental approvals pertaining to the Airline Services and Relevant Activities.

Article 4.3.   Prohibited Uses.  The Licensee shall not use any Licensed Mark in any manner that damages the business of the Licensor or its reputation nor create or use a new mark containing any Licensed Mark or similar to the Licensed Marks. The Licensor shall have the right to prohibit any such activity of the Licensee.

ARTICLE 5.   INFRINGEMENT AND INDEMNITY

Article 5.1.   Infringement by Others; Right to Control.  Either Party hereto (“Defaulting Party”) shall defend, indemnify and hold harmless the other Party and its Affiliated Persons, and the directors or employees of either Party (“Non-defaulting Party”) from and against any and all claims, damages and expenses (including the reasonable fees and expenses of attorneys and experts) incurred as a result of the performance or breach of this Agreement by the Defaulting Party. The Non-defaulting Party shall submit the claim to the Defaulting Party for defense. In the event that the Defaulting Party fails to defend, the Non-defaulting Party shall have the rights to defend and to claim from the Defaulting Party the expenses incurred by the Non-defaulting Party from such defense.

Article 5.2.   Providing Information.  Either Party hereto shall promptly provide the other Party with detailed information regarding any claim or cause of action asserted by a third party.

Article 5.3.   Survival.  The terms of this Article 5 shall survive the expiration or termination of this Agreement.

ARTICLE 6.   EFFECTIVENESS AND TERMINATION

Article 6.1.   Term.  This Agreement shall be effective on the date of execution by both Parties and shall remain in full force and effect for ten years. This Agreement shall be renewed automatically for ten years unless the Licensor notifies the Licensee in writing three months prior to the expiration of this Agreement, in which case, this Agreement shall terminate. This Agreement shall be renewed for many times based on such principle.

Article 6.2.   Early Termination.  Either Party shall have the right to terminate this Agreement under any of the following circumstances:

(a)           if the other Party has committed a material breach of this Agreement or any representation or warranty contained herein, and such breach is not cured within thirty days after written notice from the Non-defaulting Party to the Defaulting Party;

(b)           the Licensor has ceased to hold, directly or indirectly, any shares of the Licensee;

(c)           if the other Party has become bankrupt or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they become due.

Article 6.3.   Termination Procedure.  Termination as set out under Article 6.2 may be effected by the terminating Party giving the other Party thirty days’ prior written notice specifying the reason for such termination. The termination of this Agreement shall become effective upon the expiration of such thirty-day period.

Article 6.4.   Effect of Termination.

(a)           Upon the termination of this Agreement:

(1)           The Licensee’s right to use the Licensed Marks shall immediately cease, the Licensee shall discontinue all use of the Licensed Marks, and the Licensee shall not attempt to register or use any mark that in the reasonable determination of the Licensor is similar to any Licensed Mark.

(2)           The Licensee shall remove the Licensed Marks from all times of the Licensee and the Licensor shall pay to the Licensee a reasonable compensation therefor.

(3)           The Licensee shall cancel any registration of the trademark license with the relevant governmental department with respect to the termination of this Agreement.

(b)           The terms of this Article 6.4 shall survive the termination of this Agreement.

ARTICLE 7.    DISPUTE SETTLEMENT

Article 7.1.   Dispute Resolution.  If a dispute arises in connection with the interpretation or implementation of this Agreement, the Parties shall attempt to settle such dispute through friendly consultation. If friendly consultation fails to resolve such dispute, either Party may, at any time, institute legal proceedings regarding such dispute with the People’s Court having jurisdiction over such matter.

ARTICLE 8.   GOVERNING LAW

Article 8.1.   Applicable Law.  The validity, interpretation and implementation of this Agreement shall be governed by the laws of the PRC.

ARTICLE 9.   MISCELLANEOUS

Article 9.1.   No Assignment.  Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that the Licensor may without such consent delegate to any of its Affiliated Persons its rights to quality control, inspection and supervision hereunder. This Agreement is binding upon and made for the benefit of the Parties hereto and their respective successors and permitted assigns.

Article 9.2.   Severability.  This Agreement is severable in that if any provision hereof is determined to be illegal or unenforceable, such provision shall be removed without affecting the remaining provisions of this Agreement.

Article 9.3.   Chinese Version to Govern; Counterparts.  This Agreement is written in Chinese. In the event of any discrepancy between the Chinese version hereof and any translation hereof in any other language, the Chinese version shall prevail. The Parties shall execute four (4) originals of this Agreement and each shall retain two (2) originals. Each original shall be equally valid.

Article 9.4.   Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersedes any prior expression of intent or understanding relating hereto and may only be modified or amended by a written instrument signed by the authorized representatives of the Parties.

Article 9.5.   No Waiver.  Failure or delay on the part of any Party to exercise any right under this Agreement shall not operate as a waiver, nor shall any partial exercise of any right preclude any future exercise thereof.

Article 9.6.   Registration.  The Licensor and the Licensee shall as soon as possible file a copy of this Agreement with the appropriate authority of the PRC.

Article 9.7.   Notices.  Any notice or other written communication that is required hereunder shall be in writing and shall be delivered personally or by post to the other Party hereto at the address of such other Party set forth in the introductory paragraph of this Agreement or by facsimile to the facsimile number of the other Party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date indicated in the first paragraph of this Agreement.

CHINA SOUTHERN AIRLINES COMPANY LIMITED Licensee

By:	/s/ Yan Zhi Qing (Company Seal)
	Name:	Yan Zhi Qing
Title:

SOUTHERN AIRLINES (GROUP) Licensor

By:	/s/ Yu Yan En (Company Seal)
	Name:	Yu Yan En
Title: